EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STRATFORD AMERICAN CORPORATION ANNOUNCES PURCHASE OF REAL ESTATE

     PHOENIX, Ariz. - (BUSINESS WIRE) - December 11, 2002 - Stratford American Corporation (OTC Bulletin Board: STFA.OB) today announced that Scottsdale Thompson Peak, L.L.C. (i(degree)L.L.C.i+/-) has been formed to purchase a new building in Scottsdale, Arizona from Opus West Corporation. The Company owns 80% of the L.L.C. and will act as the Manager. On December 11, the L.L.C. completed the purchase of the property located at 20255 North Scottsdale Road consisting of the 157,566 square foot headquarters for a privately held Scottsdale based corporation for approximately $25,000,000. Funding for the acquisition came from member's capital and loans and a first mortgage in the amount of $20,000,000 from a life insurance company.

     In conjunction with the formation of the new venture, the Company issued 2,000,000 shares of its common stock to two existing shareholders in exchange for $500,000 in cash. In addition, the Company issued a total of 1,200,000 shares of its common stock to a major shareholder of the Company for its agreement to guarantee payment of non-recourse exceptions or carve outs on the first mortgage, the guaranty of 50% of a $2.5 million bank loan, the assignment of all its interests in finding and negotiating the purchase of the Property, and the mortgage loan and other financing involved.

Contact:       Stratford American Corporation
               Mel Shultz (602) 956-7809